DATE:           April 9, 1997

CONTACT:        Randal A. Simonetti, 716-777-5886

SUMMARY:        FRONTIER RESPONDS TO NYSPSC DECISION ON ROCHESTER
              		TELEPHONE WAIVER REQUEST


Rochester, NY -- April 9, 1997 -- Frontier Corporation (NYSE:FRO) announced today that the New York State Public Service Commission (NYSPSC) denied Rochester Telephone, a Frontier subsidiary, its request for a waiver of certain conditions in the company's Open Market Plan agreement related to service quality results for 1996. The PSC's ruling will result in a temporary restriction on the flow of cash payments from the Rochester Telephone subsidiary to the parent Frontier Corporation, and a refund of approximately $900,000 to Rochester Telephone customers.
	"While we're disappointed with this decision, today's ruling was not a surprise," stated Frontier Chief Financial Officer Louis L. Massaro. "The restriction relates principally to the flow of cash from our Rochester Telephone subsidiary to the parent holding company. Today's decision by the PSC will not impact Frontier's current dividend to our shareowners, nor is it expected to impact the future payment of dividends." Frontier's next regular quarterly dividend is payable on May 1, 1997 to shareowners of record on April 15, 1997.
	Preparing for the possibility that the PSC would deny Rochester Telephone's request for a waiver, the company established a reserve in --more-- the fourth quarter of 1996 to account for the potential of a refund to customers. According to Massaro, "Today's ruling by the PSC will have no impact on Frontier's reported operating results."
    Frontier Corporation is the parent company whose long distance, local telephone and cellular operations provide a range of integrated communications services to customers. Frontier is an S&P 500 company with annualized revenues approaching $2.6 billion. With sales locations nationwide and nearly 8,000 employees, Frontier is the fifth-largest long distance company in the United States.

You can receive a faxed copy of any Frontier Corporation press release dating back to April 1996, free of charge, 24 hours a day.
Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com


			#               #               #